UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 14, 2004

Date of Report (Date of earliest event reported)

MAXWELL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-15477	95-2390133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9244 Balboa Avenue, San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 503-3300

Explanatory Note

This amended Current Report on Form 8-K/A is being filed to clarify the exact date of Deloitte & Touche LLP’s resignation as independent accountants for the Registrant.

Item 4. Changes in Registrant’s Certifying Accountant.

On March 29, 2004, the Registrant’s Audit Committee received a letter from Deloitte & Touche LLP (D&T) identifying a reportable condition under the standards established by the American Institute of Certified Public Accountants and advising us that, in their judgment, the reportable condition constitutes a material weakness under such standards. In planning and performing the audit of the Registrant’s consolidated financial statements for the year ended December 31, 2003, D&T observed that the Registrant has experienced significant turnover during 2003 in its financial accounting and reporting function, which has resulted in the loss of in-house expertise in the areas of generally accepted accounting principals (GAAP) and the financial statements reporting requirements of the Securities and Exchange Commission (SEC). D&T recommended that the Registrant reassess its current accounting and reporting organization/positions and hire additional personnel with GAAP and SEC reporting expertise as soon as possible to augment current resources. The Registrant’s Audit Committee has discussed with D&T the matters raised in its March 29, 2004 letter to the Audit Committee. The Registrant has authorized D&T to respond fully to the inquiries of the Registrant’s successor accountant concerning the subject matter of such letter.

The Registrant has been informed that D&T is resigning as its independent auditor as of March 29, 2004.

The report of D&T with respect to the Registrant’s financial statements for the fiscal year ended December 31, 2003 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2003 and the period from December 31, 2003 through the end of D&T’s engagement with the Company, there were no disagreements between the Registrant and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreements in its report on the Registrant’s financial statements for such year.

The Registrant has provided D&T with a copy of the foregoing disclosure and has requested that D&T furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter will be filed with the SEC promptly upon receipt.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXWELL TECHNOLOGIES, INC.

Date: May 14, 2004	By:	/s/ Richard D. Balanson Richard D. Balanson President and Chief Executive Officer

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